Exhibit 10.82

Macadamia Nut Purchase Agreement — “C”

Mauna Loa Macadamia Nut Corporation and ML Macadamia Orchards, L.P.

This Macadamia Nut Purchase Agreement is entered into on the date set forth below by and between Mauna Loa Macadamia Nut Corporation (MLMNC-Buyer) and ML Macadamia Orchards, L.P. (MLP-Seller).

1.               Term.  This Agreement shall be deemed to have commenced for all purposes as of January 1, 2012 and shall continue in full force and effect until December 31, 2014 unless terminated earlier as provided herein.

2.               Purchase and Sale.  MLP agrees to sell and MLMNC agrees to purchase approximately 6.5 million pounds (or 1/3 of all MLP volume excluding IASCO ) of Wet in Shell (WIS) macadamia nuts annually from various MLP orchards.  MLP will deliver all Macadamia Nuts to MLMNC’s Kea’au Plant located at 1 Macadamia Nut Rd. Hilo, Hawaii. The Macadamia Nuts may be delivered to MLMNC’s Kea’au Plant as Wet in Husk (WIH) or WIS.  Macadamia Nuts delivered as WIH will be husked at MLMNC’s Kea’au Husking Plant. MLMNC will charge its direct and allocated costs of husking to MLP - $0.055/ WIS lb.

3.               Purchase Price.  The Purchase Price for the Macadamia Wet in Shell will be determined on a 20% moisture and 30% Saleable Kernel recovery to Dry in Shell (SK/DIS) basis.  The price per pound adjusted to 20% moisture and 30% SK/DIS is outlined in Exhibit A.  The Procedures for determining moisture and SK/DIS are outlined in Exhibit B.  Payment calculations are outlined on Exhibit C

4.               Payment Terms.  Payment shall be made within 30-60 days of the date of delivery of WIH or WIS to MLMNC’s Kea’au Plant.

5.               Sampling and Testing for determining Purchase Price.  The procedures to be used in sampling and testing for moisture and kernel recovery (SK/DIS) are set forth in Exhibit B.  The Purchase Price will be determined based on the QA Data. Any deviations from the sampling and testing procedures shall be by mutual agreement only.

6.               Accounting and Reports.  MLMNC will keep full and accurate records and accounts for all WIS deliveries made by MLP.  All lab results will be provided weekly and corresponding calculations for payment will be provided to MLP at the time of payment.  What constitutes QA data are outlined in Exhibit B.

MLP and MLMNC will be entitled to observe and audit the others’ sampling and testing process upon reasonable notice and will be entitled to any information necessary or desirable to verify the accuracy of the nut price or payment.  To the extent that information is shared between the parties hereunder and is not otherwise in the public domain, both parties agree to keep such information confidential except as may be required by law or in connection with any litigation between the parties.

7.               Termination.  The parties may terminate this Agreement at any time by mutual agreement in writing with 180 days notice.  In the event that any party shall be in default, the non-defaulting party may terminate this Agreement at any time by delivering written notice of such termination to the defaulting party.

A party shall be in default under this Agreement in the event that it fails to perform any of its obligations under this Agreement and it fails to correct such non-performance within 30 days after written demand for performance is made by the other party or it repeatedly fails to perform its obligations under this Contract  after written demand for performance. Termination shall be effective 30 days from such uncorrected notice and all deliveries prior to termination shall be paid in accordance with the terms of this agreement.

8.     Opportunities to Renegotiate Upon Respective Terminations.  By January 1, 2014, the parties shall endeavor to negotiate new three year pricing for agreement “C” to be effective January 1, 2015 through December 31, 2017.

9.               Notice. Any and all notices, demands or other communications collectively, “notice”) requiring or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or his authorized representative at the address set forth below, if served either personally or if deposited in the United States mails, certified or registered, postage prepaid, or if sent by fax.

MLMNC:	Mauna Loa Macadamia Nut Corp.
1 Macadamia Road
Hilo, Hawaii 96720
Attention: President Fax: (808) 966-8410

MLP:	ML Macadamia Orchards, L.P.
26-238 Hawaii Belt Road
Hilo, Hawaii 96720
Attention: President Fax: (808) 969-8123

10.         Force Majeure.  Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Agreement in the event that such failure shall have been caused by an act of god, strike, lockout, public enemy, war civil commotion, riot, condemnation, judicial or governmental order or other requirements of law which directly prohibit the performing by either party of the obligations hereunder or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure.

11.         Waiver.  The failure of either party to enforce its rights upon any default on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Agreement be construed to waive or to lessen the right of either party to demand performance by the other party or exercise its rights in the event of default. No provision of, or default under this Agreement, may be waived except by a notice in writing signed by the party making the waiver.  A waiver by either party of a particular default shall not be deemed to be a waiver of any other subsequent default.

12.         Assignment.  Neither party may assign any of its rights or obligation hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed, denied or conditioned.

13.         Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof.

13.Voluntary Mediation.   In the event both parties agree that voluntary mediation is an appropriate mechanism to attempt to resolve a dispute under this Agreement, the dispute shall be submitted to confidential mediation in accordance with mediation procedures to be agreed upon by the parties at that time. The parties agree to attempt to resolve any disputes in good faith prior to pursuing any dispute resolution process.

14.         Governing Law.  This Agreement will primarily be performed in and shall be governed by and construed in accordance with the laws of the State of Hawaii. Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this Agreement

15.         Miscellaneous Provisions.  In the event that the nut purchase agreement is terminated, MLMNC agrees, at the option of MLMO, to use commercially reasonable efforts to process the nuts into kernel for a period of at least two years at a contract processing fee equal to MLMNC’s average nut processing cost.

ML Macadamia Orchards, L.P. (MLP-Seller)

By:	/s/ Dennis J. Simonis
Its President

Mauna Loa Macadamia Nut Corp. (MLMNC-Buyer)

By:	/s/ Charles Young
Its Plant Manager

Exhibit A

Macadamia Nut Purchase Agreement

Mauna Loa Macadamia Nut Corporation and ML Macadamia Orchards, L.P.

Purchase Price

The Macadamia Nut Wet in Shell Purchase Price adjusted to 20% moisture and 30% Kernel Recovery SK/DIS (Saleable Kernel/Dry in Shell) for the term of this Agreement is set forth below.

$0.77/lb                                          January 1, 2012 — December 31, 2014

Exhibit B

Macadamia Nut Purchase Agreement

Mauna Loa Macadamia Nut Corporation and ML Macadamia Orchards, L.P.

Nut in Shell Sampling and Testing Procedures /QA Data

Sampling

Nuts delivered as Wet in Husk (WIH) will be husked for individual growers by batch method at MLMNC’s Kea’au husking plant.  Following husking, each batch of Wet in Shell (WIS) will be weighed by means of a certified “Batch Scale”. The total weight of the batch will be recorded and this will constitute the “Gross Pounds Received” (“GPR”).

Wet in Shell (WIS) samples from nuts husked at MLMNC’s husking plant will be drawn randomly by means of a continuous sampler located on the discharge chute of the “Batch Scale”.

Nuts delivered as Wet in Shell (WIS) will be accepted but they must be accompanied by a certified weight ticket for each WIS load delivered.  This will constitute the “Gross Pounds Received” (“GPR”).

For nuts delivered as WIS, samples will be drawn randomly by means of a continuous sampler located on the discharge chute of the WIS receiving station.

WIS samples as described above may vary in size but at no time will the sample weigh less than 20 pounds.

Testing

The WIS samples will be used for determining the amount of extraneous material (as defined below), moisture content, kernel quality and kernel recovery for their representative deliveries.

Weigh the entire sample and record the weight as the Gross Sample Weight (“GSW”).  Remove all extraneous material from the sample, weigh and record the weight of all extraneous material. The remainder of the sample will be thoroughly mixed and divided into two equal sub-samples A and B.

Extraneous Material is defined as

•                  Foreign material

•                  Trash

•                  Husk (loose pieces)

•                  Husks from unhusked Nuts

•                  Empty Nuts

•                  Rat Damaged

•                  Sticks

•                  Rocks

•                  Mechanically fractured shell where the kernel is exposed (applicable only when WIS nuts husked by MLP)

•                  Germinated Nuts

•                  Peewee Nuts < 5/8 inch in diameter (test peewee nuts <5/8” for quality and recovery)

The ratio of weight for the Extraneous material to the Gross Sample Weight (“GSW”) will be applied to the “GPR” to determine the Gross Weight WIS (“GW”) delivered (after Extraneous material).

Moisture content will be determined by drawing a one pound sample from each of the sub-samples A and B (“moisture sample”).  The moisture sample will be weighed and the weight recorded.  The moisture sample will be dried in a convection oven at 105 degrees Celsius (220 degrees Fahrenheit) for 48 hours.  After drying the dried sample will be weighed and the weight recorded.  The percentage moisture “M” will be determined by dividing the difference in weight prior to and after drying by the weight prior to drying.

Sub Samples A and B will be weighed separately and dried at a temperature of approximately 35 degrees Celsius (120 degrees Fahrenheit) for 7 days(Note: subject to revision following evaluation of moisture sensor and oven drying procedures. The revision must be mutually agreed upon by both parties).  After drying, sub sample A will be weighed and the weight recorded as the Dry in Shell (“DIS”) weight “X”.  Sub sample B will be held for 30 days and may be used for confirmation of the results for sub sample A.

Crack sub sample A and separate the shells from the kernels.  Determine the weight of the recovered raw kernel.  Inspect the raw kernel and separate unsaleable kernels and record the weights of the following categories

o)             Stink Bug damage      (> 2 spots)

p)             Other Insect damage

i.	Koa Seed Worm
ii.	Tropical Nut Borer

q)             Mold

r)                Germinated

s)              Immature/Shrivel

t)                Bacterial damage

u)             Total a) through f) and record as raw unsaleable

Roast remaining kernel from sub sample A using Commercial Criteria.  Using the Hawaii Department of Agriculture “Standards for Roasted Macadamia Nuts” separate out and weigh the unsaleable kernel and record weight as

h) Roasted Unsaleable

Each category for unsaleable kernel will be reported by weight and by % of total weight of recovered raw kernel.

Weigh remaining Saleable kernel from sub sample A and record as Saleable Kernel (“SK”).

Determine Kernel Recovery (“KR”) where

KR = SK/X

QA Data

The QA data will be provided by MLMNC for each delivery.  The QA Data will include Gross Pounds Received, Moisture content (from moisture sample), % Extraneous Material (from sample), % total Unsaleable kernel (from sample), % Unsaleable kernel by category (from sample) and Kernel Recovery “KR” (SK/DIS).

Exhibit C

Macadamia Nut Purchase Agreement

Mauna Loa Macadamia Nut Corporation and ML Macadamia Orchards, L.P.

Payment Calculations

Payment Calculations

The payable pounds for each delivery will be calculated by

Converting “GW” of each delivery to 20% moisture (“WM”) where

WM = GW*(1-M)/(1-.2)

Converting “WM” to payable pounds (“P”) @ 30% KR where

P = WM*(KR/.3)

Sample Calculation:

Gross Pounds Received “GPR” = 100,000 lbs

% Extraneous Material (from sample) = 2%

Moisture “M” (from sample) = 23%

Kernel Recovery “KR” (from sample) = 28%

Price (from Exhibit A) = $0.77/lb

Gross Weight WIS            = Gross Pounds Received minus Extraneous Material

                                                                                                                 = 100,000 lbs minus (100,000 lbs * .02%)

                                                                                                                 = 98,000 lbs

WM = 98,000 lbs * (1-.23)/(1-.2) = 94,325 lbs

P = 94,325 lbs * (.28/.3) =  88,033.52 lbs

Payment =  88,033.52* $0.77/lb = $ 67,785.81